Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	Sharon L. McCollam Executive Vice President, CFO (415) 616-8775

Stephen C. Nelson Director, Investor Relations (415) 616-8754

Christy M. Chanslor Investor Relations (415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Second Quarter 2004 Results
Net Revenues Up 18.8% – Diluted EPS Up 53.3%

San Francisco, CA, August 25, 2004 -- Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the second quarter ended August 1, 2004. Net revenues for the second quarter of fiscal year 2004 increased 18.8% over the second quarter of fiscal year 2003 to $689.6 million. Diluted earnings per share for the second quarter of fiscal year 2004 increased 53.3% to $0.23, $0.03 above the high end of the guidance provided by the Company on May 25, 2004.

Ed Mueller, Chief Executive Officer, commented, “We are extremely pleased to deliver to our shareholders another consecutive quarter of strong financial performance. While continuing to invest in our long-term growth initiatives – including our emerging brands – we delivered the highest second quarter pre-tax operating margin and diluted earnings per share in our history and continue to be excited about the opportunities that lie ahead in the third and fourth quarters. In the third quarter, we expect to complete our East Coast distribution center expansion, launch our newest catalog, Williams-Sonoma Home, and begin the retail rollout of the West Elm brand with the opening of three new prototype stores. In the fourth quarter, we plan to extend the multi-channel reach of our Hold Everything brand by launching its first e-commerce website and opening three new prototype stores.”

Mr. Mueller continued, “While the strength of our brands – and our proven track record in driving our business in difficult economic times – provide us with a high level of confidence in our ability to execute against these initiatives, our outlook for the balance of 2004 remains conservative due to the ongoing uncertainty in the macroeconomic and geopolitical environments.”

Howard Lester, Chairman, commented, “Our second quarter results once again demonstrate our ability to drive top-line sales growth and invest in long-term infrastructure initiatives, while at the same time, consistently delivering on the financial and operational commitments that we have set for ourselves. As I have said before, I believe that our consistency in execution, as well as our strong merchandising, are distinct competitive advantages that will benefit us in 2004 and beyond as we continue to expand the reach of our existing brands and roll out our emerging brands.”

❑	SECOND QUARTER 2004 -- RESULTS FOR THE 13 WEEKS ENDED AUGUST 1, 2004

Net earnings for the 13 weeks ended August 1, 2004 increased 55.0% to $27.6 million or $0.23 per diluted share versus $17.8 million or $0.15 per diluted share for the 13 weeks ended August 3, 2003.

Net revenues, including shipping fees, increased 18.8% to $689.6 million in the second quarter of fiscal year 2004 versus $580.4 million in the second quarter of fiscal year 2003.

Retail net sales in the second quarter of fiscal year 2004 increased 13.5% to $380.7 million versus $335.3 million in the second quarter of fiscal year 2003. This increase was primarily driven by a year-over-year increase in retail leased square footage of 12.0%, including 33 net new stores, and a comparable store sales increase of 5.0%. Net sales generated in the Pottery Barn and Pottery Barn Kids brands were the primary contributors to the year-over-year sales increase, partially offset by lower sales in the Hold Everything brand due to a year-over-year reduction in Hold Everything retail stores from 13 stores to 7 stores. Second quarter year-over-year comparable store sales by retail concept are shown in the table below.

Second Quarter Comparable Store Sales* by Retail Concept

	13-Weeks Ended
Retail Concept	8/1/04	8/3/03
Williams-Sonoma	<1.6%>	12.1%
Pottery Barn	10.2%	2.6%
Pottery Barn Kids	<0.4%>	5.7%
Hold Everything	7.1%	<2.5%>
Outlets	19.0%	6.5%
Total	5.0%	6.5%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same period in the prior year.

Direct-to-customer net sales (including catalog and Internet) in the second quarter of fiscal year 2004 increased 27.0% to $262.0 million versus $206.3 million in the second quarter of fiscal year 2003. This increase was primarily driven by net sales generated in the Pottery Barn, PBteen, and Pottery Barn Kids brands. All of the brands in the direct-to-customer channel delivered positive growth during the quarter except Chambers, which mailed its final transition catalog during the quarter in preparation of the launch of Williams-Sonoma Home in the third quarter. Internet sales in the second quarter of fiscal year 2004 increased 60.2% to $111.0 million versus $69.3 million in the second quarter of fiscal year 2003.

Gross margin expressed as a percentage of net revenues increased 50 basis points to 37.6% in the second quarter of fiscal year 2004 from 37.1% in the second quarter of fiscal year 2003. This increase as a percentage of net revenues was primarily driven by a rate reduction in occupancy expenses, partially offset by a higher percentage of furniture-driven merchandise cost of goods sold and shipping costs. The rate reduction in occupancy expenses resulted from a greater percentage of total Company net revenues being generated in the direct-to-customer channel, which does not incur store-related occupancy expenses, in addition to the overall leverage of fixed occupancy expenses that resulted from strong sales growth during the quarter.

Selling, general and administrative expenses were $214.6 million or 31.1% of net revenues in the second quarter of fiscal year 2004 versus $186.2 million or 32.1% of net revenues in the second quarter of fiscal year 2003. This 100 basis point decrease as a percentage of net revenues was primarily driven by a rate reduction in employment expenses, partially offset by a rate increase in catalog advertising expenses. The employment rate decrease was primarily driven by year-over-year sales leverage in corporate employment, store labor, and employee benefit expenses. The advertising rate increase was primarily driven by a greater percentage of total Company net revenues in the second quarter of 2004 being generated in the direct-to-customer channel, which incurs advertising expense at a higher rate than the retail channel.

❑	FISCAL 2004 YEAR-TO-DATE -- RESULTS FOR THE 26 WEEKS ENDED AUGUST 1, 2004

Net earnings for the 26 weeks ended August 1, 2004 were $49.0 million or $0.41 per diluted share versus $31.2 million or $0.26 per diluted share for the 26 weeks ended August 3, 2003.

Net revenues for the 26 weeks ended August 1, 2004 increased 19.1% to $1.331 billion versus $1.117 billion for the 26 weeks ended August 3, 2003. Fiscal 2004 year-to-date comparable store sales increased 5.8% versus an increase of 2.9% for the same period of fiscal 2003. Year-to-date comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store Sales* by Retail Concept

	26-Weeks Ended
Retail Concept	8/1/04	8/3/03
Williams-Sonoma	0.9%	8.9%
Pottery Barn	10.2%	<0.9%>
Pottery Barn Kids	0.2%	<1.6%>
Hold Everything	6.8%	<5.0%>
Outlet	15.9%	8.4%
Total	5.8%	2.9%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same period in the prior year.

Mr. Mueller commented, “As we look ahead to the third and fourth quarters, we are encouraged by the overall sales trends we have seen in our retail and direct-to-customer businesses – especially in our Pottery Barn brands – and are excited about the opportunities that exist in our emerging brands. We are cognizant of the fact, however, that during the third and fourth quarters, we have strategically planned to increase catalog prospecting in all of our brands and expect to mail 26% of our planned catalog circulation in our emerging brands. Although these plans inherently create a higher level of uncertainty in our forecasts, we believe that it is extremely important for us to maintain our momentum in our catalog growth initiatives. Also, during the third and fourth quarters, we will be incurring costs to build infrastructure to support our emerging brands – including occupying additional distribution leased square footage.”

Mr. Mueller continued, “Based on the lower level of forecasting certainty associated with these new initiatives, while we have increased our revenue guidance for the third and fourth quarters in the range of 1% to 2% versus previous guidance, we are reiterating our diluted earnings per share guidance in the ranges of $0.21 to $0.23 and $0.95 to $0.99 in the third and fourth quarters, respectively, and are operationally committed to delivering our earnings within those ranges.”

❑	THIRD QUARTER 2004 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $719.0 million to $735.0 million, versus previous guidance of $709.0 million to $725.0 million. This represents a projected increase in net revenues in the range of 13.6% to 16.2% versus $632.8 million in the third quarter of fiscal year 2003.

❑	Retail net sales are projected to be in the range of $388.0 million to $397.0 million, versus previous guidance of $386.0 million to $395.0 million. This represents a projected increase in retail net sales in the range of 10.4% to 13.0% versus $351.4 million in the third quarter of fiscal year 2003.

❑	Comparable store sales growth is projected to be in the range of 2.0% to 4.0%, unchanged from previous guidance. This compares to comparable store sales growth in the third quarter of fiscal year 2003 of 5.6%.

❑	Leased and selling square footage are both projected to increase in the range of 9.0% to 10.0%. This compares to leased and selling square footage growth in the third quarter of fiscal year 2003 of 10.7% and 10.6%, respectively.

❑	Direct-to-customer net sales are projected to be in the range of $286.0 million to $291.0 million, versus previous guidance of $276.0 million to $281.0 million. This represents a projected increase in direct-to-customer net sales in the range of 19.5% to 21.6% versus $239.3 million in the third quarter of fiscal year 2003.

❑	Shipping fees are projected to be in the range of $45.0 million to $47.0 million, versus previous guidance of $47.0 million to $49.0 million. This represents a projected increase in shipping fees in the range of 6.9% to 11.6% versus $42.1 million in the third quarter of fiscal year 2003.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the third quarter of fiscal year 2004 is projected to be in the range of 39.2% to 39.5%. Gross margin as a percentage of net revenues in the third quarter of fiscal year 2003 was 39.3%. This represents a 10 basis point decrease in the gross margin rate at the low end of the guidance range and a 20 basis point increase at the high end of the guidance range.

The gross margin projection for the third quarter of fiscal year 2004 includes projected shipping fees in the range of $45.0 million to $47.0 million and projected shipping costs in the range of $36.0 million to $38.0 million. This compares to shipping fees of $42.1 million and shipping costs of $33.3 million in the third quarter of fiscal year 2003.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in the third quarter of fiscal year 2004 are projected to be in the range of 33.2% to 33.4%. SG&A expenses as a percentage of net revenues in the third quarter of fiscal year 2003 were 33.2%. This represents no change in the SG&A rate at the low end of the guidance range and a 20 basis point increase at the high end of the guidance range versus the prior year.

•	Interest <Income> Expense – Net

❑	Interest <income> expense — net in the third quarter of fiscal year 2004 is projected to be interest expense in the range of $0.2 million to $0.3 million. This compares to interest income in the third quarter of fiscal year 2003 of $0.1 million.

•	Income Taxes

❑	The income tax rate in the third quarter of fiscal year 2004 is projected to be 38.3% versus 38.5% in the third quarter of fiscal year 2003, unchanged from previous guidance.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for the third quarter of fiscal year 2004 is projected to be in the range of $0.21 to $0.23 per diluted share, unchanged from previous guidance, versus $0.20 in the third quarter of fiscal year 2003. This represents a projected increase in diluted earnings per share in the range of 5.0% to 15.0%.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the third quarter of fiscal year 2004 are projected to be in the range of $527.0 million to $550.0 million. This represents a projected increase in merchandise inventories in the range of 13.0% to 17.9%, versus $466.4 million at the end of the third quarter of fiscal year 2003.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the third quarter of fiscal year 2004 is projected to be approximately $28.0 million. This compares to depreciation and amortization expense of $24.2 million in the third quarter of fiscal year 2003.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the third quarter of fiscal year 2004 is projected to be approximately $5.5 million versus $5.0 million in the third quarter of fiscal year 2003.

w	FISCAL YEAR 2004 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.163 billion to $3.207 billion, versus previous guidance of $3.126 billion to $3.186 billion. This represents a projected increase in net revenues in the range of 14.9% to 16.5% versus $2.754 billion in fiscal year 2003.

❑	Retail net sales are projected to be in the range of $1.809 billion to $1.833 billion, versus previous guidance of $1.791 billion to $1.824 billion. This represents a projected increase in retail net sales growth in the range of 12.0% to 13.5% versus $1.615 billion in fiscal year 2003.

❑	Comparable store sales growth is projected to be in the range of 3.5% to 4.5%, versus previous guidance in the range of 2.5% to 4.0%. This compares to comparable store sales growth in fiscal year 2003 of 4.0%.

❑	Leased and selling square footage are both projected to increase in the range of 9.0% to 10.0%, unchanged from previous guidance. This compares to leased and selling square footage growth in fiscal year 2003 of 11.8% and 11.4%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4	Q1 and Q2			Q3			Q4			FY
	2003	2004			2004			2004			2004
	Actual	Actual			Guidance			Guidance			Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	237	12	<7>	242	13	<4>	251	2	<1>	252	27	<12> *
Pottery Barn	174	5	<3>	176	7	<2>	181	3	<2>	182	15	<7> *
Pottery Barn Kids	78	4	0	82	3	0	85	2	0	87	9	0
Hold Everything	8	0	<1>	7	0	0	7	3	<1>	9	3	<2>
West Elm	1	0	0	1	2	0	3	1	0	4	3	0
Outlets	14	0	0	14	0	0	14	1	0	15	1	0
Total	512	21	<11>	522	25	<6>	541	12	<4>	549	58	<21>

*	Fiscal year 2004 total store opening and closing numbers for Williams-Sonoma and Pottery Barn include 11 stores and 4 stores, respectively, for temporary closures due to remodeling. In Williams-Sonoma, there are also 2 additional stores in the opening numbers that were temporarily closed due to remodeling in fiscal year 2003 and reopened in the first quarter of 2004. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑	Direct-to-customer net sales are projected to be in the range of $1.155 billion to $1.170 billion, versus previous guidance of $1.133 billion to $1.153 billion. This represents a projected increase in direct-to-customer net sales growth in the range of 19.5% to 21.1% versus $966.4 million in fiscal year 2003.

❑	Catalog circulation is projected to increase in the range of 12% to 14%, versus previous guidance of 11% to 13%. This compares to an increase of 17.4% in catalog circulation during fiscal year 2003.

❑	Shipping fees are projected to be in the range of $199.0 million to $204.0 million, versus previous guidance of $202.0 million to $209.0 million. This represents a projected increase in shipping fees in the range of 15.0% to 17.9% versus $173.1 million in fiscal year 2003.

Quarterly Net Revenues Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	FY 2004
	Actual	Actual	Guidance	Guidance	Guidance
Net Retail Sales	$349	$381	$388 - $397	$691 - $706	$1,809 - $1,833
Net Direct-to-Customer Sales	$247	$262	$286 - $291	$360 - $370	$1,155 - $1,170
Shipping Fees	$45	$47	$45 - $47	$62 - $65	$199 - $204
Total Net Revenues	$641	$690	$719 - $735	$1,113 - $1,141	$3,163 - $3,207
Comparable Store Sales	6.8%	5.0%	2.0% - 4.0%	2.0% - 4.0%	3.5% - 4.5%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2004 is projected to be in the range of 40.4% to 40.6%, versus previous guidance of 40.3% to 40.6%. Gross margin as a percentage of net revenues in fiscal year 2003 was 40.3%. This represents a 10 to 30 basis point increase in the gross margin rate.

The gross margin projection for fiscal year 2004 includes projected shipping fees in the range of $199.0 million to $204.0 million and projected shipping costs in the range of $164.0 million to $168.0 million. This compares to shipping fees of $173.1 million and shipping costs of $143.2 million in fiscal year 2003. Previous fiscal year guidance for shipping fees was in the range of $202.0 million to $209.0 million. Previous fiscal year guidance for shipping costs was in the range of $164.0 million to $170.0 million.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in fiscal year 2004 are projected to be in the range of 30.6% to 30.7% of fiscal year 2004 net revenues, versus previous guidance of 30.7% to 30.9%. SG&A expenses as a percentage of net revenues in fiscal year 2003 were 31.1%. This represents a projected decrease in the expense rate of 40 to 50 basis points.

•	Interest <Income> Expense – Net

❑	Interest <income> expense – net for fiscal year 2004 is projected to be interest expense in the range of $0.7 million to $0.9 million, versus previous guidance of $0.7 million to $1.0 million. This compares to interest income in fiscal year 2003 of $0.9 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2004 is projected to be 38.3% versus 38.5% in fiscal year 2003, unchanged from previous guidance.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for fiscal year 2004 is projected to be in the range of $1.57 to $1.61 per share, versus previous guidance in the range of $1.53 to $1.57 per share. This represents a projected increase in diluted earnings per share in the range of 18.9% to 22.0% versus $1.32 in fiscal year 2003. Quarterly diluted earnings per share projections are shown in the table below.

Quarterly Diluted Earnings Per Share Projections

	Fiscal	Fiscal
	2004 Actual/	2003	Year-Over-Year %
Quarter	Guidance*	Actual	Increase
1st Quarter	$0.18 (Actual)	$0.11	63.6%
2nd Quarter	$0.23 (Actual)	$0.15	53.3%
3rd Quarter	$0.21 to $0.23 (Guidance)	$0.20	5.0% to 15.0%
4th Quarter	$0.95 to $0.99 (Guidance)	$0.85	11.8% to 16.5%
Fiscal Year	$1.57 to $1.61 (Guidance)	$1.32	18.9% to 22.0%

* Quarterly diluted earnings per share amounts will vary within the ranges of guidance above.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2004 are projected to be in the range of $465.0 million to $485.0 million, unchanged from previous guidance. This represents a projected increase in the range of 15.1% to 20.0%, versus $404.1 million at the end of fiscal year 2003.

•	Capital Spending

❑	Fiscal year 2004 capital spending is projected to be in the range of $180.0 million to $190.0 million, unchanged from previous guidance, versus $212.0 million in fiscal year 2003.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2004 is projected to be in the range of $111.0 million to $112.0 million, versus previous guidance of $112.0 million to $114.0 million. This compares to depreciation and amortization expense of $99.5 million in fiscal year 2003.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2004 is projected to be in the range of $22.0 million to $23.0 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives of $19.5 million in fiscal year 2003.

❑	STOCK REPURCHASE PROGRAM

In May 2004, the Board of Directors authorized a stock repurchase program to acquire up to 2,500,000 shares of our outstanding common stock in the open market. During the second quarter of fiscal year 2004, we repurchased and retired 255,500 shares of our common stock under the program at a weighted average cost of $30.98. At August 1, 2004, the remaining authorized amount of stock eligible for repurchase was 2,244,500 shares. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program may be limited or terminated at any time without prior notice.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, August 25, 2004, at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements related to the expansion of our East Coast distribution center, our expanding furniture business, launch of new catalogs, e-commerce initiatives, our ability to achieve our initiatives and execute consistently, expansion of the reach of our existing brands, the continued rollout of our emerging brands, increased catalog mailings, increased infrastructure costs, statements related to the stock repurchase program, and all statements relating to the guidance regarding our projected fiscal year 2004 and third quarter of fiscal year 2004 revenues, expenses, margins, tax rates, earnings, inventory positions, capital spending, depreciation and amortization, earnings per share and other financial and operating results and metrics.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties contained in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended February 1, 2004 and all quarterly reports on Form 10-Q for the following fiscal quarters. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, Hold Everything, West Elm and Chambers – are marketed through 527 stores, eight mail order catalogs and five e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN THOUSANDS)

	August 1,	February 1,	August 3,
	2004	2004	2003
Assets
Current assets
Cash and cash equivalents	$119,218	$163,910	$81,779
Accounts receivable – net	47,700	31,573	38,522
Merchandise inventories – net	409,993	404,100	376,860
Prepaid catalog expenses	47,124	38,465	41,275
Prepaid expenses	28,395	24,780	25,218
Deferred income taxes	20,530	20,532	16,316
Other assets	13,880	4,529	8,549

Total current assets	686,840	687,889	588,519

Property and equipment – net	791,691	765,030	654,916
Other assets – net	21,962	17,816	19,526

Total assets	$1,500,493	$1,470,735	$1,262,961

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$157,621	$155,888	$145,074
Accrued salaries, benefits, and other	69,233	78,674	59,646
Customer deposits	136,684	116,173	109,573
Income taxes payable	1,067	64,525	19,786
Current portion of long-term debt	24,046	8,988	7,427
Other liabilities	18,078	18,636	17,919

Total current liabilities	406,729	442,884	359,425

Deferred rent and lease incentives	184,501	176,015	163,570
Long-term debt	27,046	28,389	17,206
Deferred income tax liabilities	8,891	8,887	11,350
Other long-term obligations	10,552	9,969	7,494

Total liabilities	637,719	666,144	559,045

Shareholders’ equity	862,774	804,591	703,916

Total liabilities and shareholders’ equity	$1,500,493	$1,470,735	$1,262,961

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
PERIODS ENDED AUGUST 1, 2004 AND AUGUST 3, 2003
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	SECOND QUARTER				YEAR TO DATE
	2004		2003		2004		2003
	(13 Weeks)		(13 Weeks)		(26 Weeks)		(26 Weeks)
		% Of		% Of		% Of		% Of
	$	Revenues	$	Revenues	$	Revenues	$	Revenues

Retail sales	$380,659	55.2%	$335,272	57.8%	$730,088	54.9%	$638,356	57.1%
Retail shipping fees	2,189	0.3	1,960	0.3	3,864	0.3	3,415	0.4
Direct-to-customer sales	262,022	38.0	206,327	35.5	508,622	38.2	404,947	36.2
Direct-to-customer shipping fees	44,751	6.5	36,864	6.4	87,957	6.6	70,545	6.3

Net revenues	689,621	100.0	580,423	100.0	1,330,531	100.0	1,117,263	100.0

Cost of goods and occupancy expenses	391,689	56.8	335,213	57.8	749,570	56.3	637,510	57.1
Shipping costs	38,404	5.6	30,132	5.2	76,057	5.7	60,367	5.4

Total cost of goods sold	430,093	62.4	365,345	62.9	825,627	62.0	697,877	62.5

Gross margin	259,528	37.6	215,078	37.1	504,904	37.9	419,386	37.5

Selling, general and administrative expenses	214,599	31.1	186,226	32.1	425,172	32.0	369,069	33.0

Earnings from operations	44,929	6.5	28,852	5.0	79,732	6.0	50,317	4.5
Interest (income) expense – net	150	—	(130)	—	285	—	(446)	—

Earnings before income taxes	44,779	6.5	28,982	5.0	79,447	6.0	50,763	4.5
Income taxes	17,150	2.5	11,158	1.9	30,428	2.3	19,544	1.7

Net earnings	$27,629	4.0%	$17,824	3.1%	$49,019	3.7%	$31,219	2.8%

Earnings per share:
Basic	$0.24		$0.15		$0.42		$0.27
Diluted	$0.23		$0.15		$0.41		$0.26

Shares used in calculation of earnings per share:
Basic	116,253		116,082		116,021		115,145
Diluted	119,229		119,770		119,228		118,453

						Average Leased Square
	Store Count					Footage Per Store
	May 2,			August 1,	August 3,	August 1,	August 3,
Retail Concept	2004	Openings	Closings	2004	2003	2004	2003

Williams-Sonoma	241	7	(6)	242	236	5,600	5,300
Pottery Barn	175	3	(2)	176	160	11,800	11,500
Pottery Barn Kids	81	1	—	82	66	7,700	7,700
Hold Everything	8	—	(1)	7	13	4,400	3,800
West Elm	1	—	—	1	—	9,500	—
Outlets	14	—	—	14	14	14,400	13,100

Total	520	11	(9)	522	489	8,200	7,800

	Total Store Square Footage
	May 2,	August 1,	August 3,
	2004	2004	2003
Total store selling square footage (sq. ft.)	2,671,000	2,705,000	2,411,000
Total store leased square footage (sq. ft.)	4,231,000	4,292,000	3,833,000

WILLIAMS-SONOMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
PERIODS ENDED AUGUST 1, 2004 AND AUGUST 3, 2003
(DOLLARS IN THOUSANDS)

	YEAR TO DATE
	2004	2003
	(26 Weeks)	(26 Weeks)
Cash flows from operating activities
Net earnings	$49,019	$31,219

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	54,224	49,639
Net loss on disposal of assets	806	919
Amortization of deferred lease incentives	(10,975)	(9,251)
Amortization of deferred stock-based compensation	–	250
Other	335	–
Changes in:
Accounts receivable	(16,130)	(4,192)
Merchandise inventories	(5,928)	(55,235)
Prepaid catalog expenses	(8,659)	(6,112)
Prepaid expenses and other assets	(17,413)	(21,235)
Accounts payable	1,720	(21,799)
Accrued salaries, benefits and other	(9,310)	(21,826)
Customer deposits	20,514	16,356
Deferred rent and lease incentives	19,485	11,450
Income taxes payable	(55,442)	(36,679)

Net cash provided by (used in) operating activities	22,246	(66,496)

Cash flows from investing activities:
Purchases of property and equipment	(81,731)	(71,831)

Net cash used in investing activities	(81,731)	(71,831)

Cash flows from financing activities:
Proceeds from bond issuance	15,000	—
Repayment of long-term obligations	(1,285)	(856)
Proceeds from exercise of stock options	15,679	26,353
Repurchase of common stock	(14,755)	—
Credit facility renewal costs	(208)	—

Net cash provided by financing activities	14,431	25,497

Effect of exchange rates on cash and cash equivalents	362	1,114

Net decrease in cash and cash equivalents	(44,692)	(111,716)

Cash and cash equivalents at beginning of period	163,910	193,495

Cash and cash equivalents at end of period	$119,218	$81,779